UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

CYNGN INC.

(Exact name of registrant as specified in its charter)

Delaware	7371	46-2007094
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

1015 O’Brien Dr.

Menlo Park, CA 94025

(650) 924-5905

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Lior Tal

Chief Executive Officer

1015 O’Brien Dr.

Menlo Park, CA 94025

(650) 924-9505

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Gregory Sichenzia, Esq. Marcelle S. Balcombe, Esq. Sichenzia Ross Ference Carmel LLP 1185 Avenue of the Americas, 31st Floor New York, New York 10036 Tel: (212) 930-9700	Anthony W. Basch, Esq. Alex W. Powell, Esq. Benming Zhang, Esq. Kaufman & Canoles, P.C. 1021 E. Cary St. Richmond, Virginia 23219 Tel: (804) 771-5700

As soon as practicable after the effective date of this registration statement

(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED NOVEMBER 13, 2023

Up to 24,242,424 shares of Common Stock

Pre-funded Warrants to Purchase up to 24,242,424 Shares of Common Stock

Up to 24,242,424 shares of Common Stock underlying the Pre-funded Warrants

We are offering, on a best efforts basis, up to $8 million of shares of our common stock, par value $0.00001 per share.

We are also offering pre-funded warrants (the “Pre-funded Warrants”) to purchase up to 24,242,424 shares of common stock to those purchasers whose purchase of shares of common stock in this offering would result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the consummation of this offering, in lieu of shares of common stock that would result in beneficial ownership in excess of 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock. Each Pre-funded Warrant is exercisable for one share of our common stock and has an exercise price of $0.00001 per share. For each Pre-funded Warrant that we sell, the number of shares of common stock we are offering will be reduced on a one-for-one basis.

We have assumed a public offering price of $0.33 per share, based on the last reported sale price of our common stock on November 1, 2023. The actual public offering price will be determined between us, Aegis Capital Corp. (whom we refer to herein as “Aegis” or the “Placement Agent”) and the investors in the offering, and may be at a discount to the current market price of our common stock. Therefore, the assumed public offering price used throughout this prospectus may not be indicative of the final offering price.

Pursuant to this prospectus, we are also offering the shares of common stock issuable upon the exercise of the Pre-funded Warrants offered hereby.

We have engaged the Placement Agent in connection with the securities offered in this prospectus. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities but has agreed to use its best efforts to sell the securities offered by this prospectus. We have agreed to pay the Placement Agent a fee based upon the aggregate gross proceeds raised in this offering as set forth in the table below.

The shares of our common stock or Pre-funded Warrants being offered will be sold in a single closing. The shares issuable upon exercise of the Pre-funded Warrants will be issued upon the exercise thereof. The offering is being conducted on a best effort basis and there is no minimum number of securities or minimum aggregate amount of proceeds for this offering to close. We may sell fewer than all of the securities offered hereby, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Because there is no escrow account and there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. This offering may be closed without further notice to you and will terminate on the first date that we enter into a placement agent agreement to sell the securities offered hereby. The offering of the shares of our common stock and Pre-funded Warrants will terminate no later than           , 2023; however, the shares of our common stock underlying the Pre-funded Warrants will be offered on a continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”).

Our common stock is listed on The Nasdaq Capital Market (“Nasdaq”), under the symbol “CYN.” On November 10, 2023, the last reported sale price of our common stock was $0.17 per share. We do not intend to list the Pre-funded Warrants offered pursuant to this prospectus on any national securities exchange or other nationally recognized trading system.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus to read about factors you should consider before investing in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Per Pre- funded Warrant	Total
Public offering price	$0.33		$
Placement Agent Fees(1)	$0.02		$
Proceeds to us, before expenses(2)	$0.31		$

(1)	Does not include certain expenses of the Placement Agent. See “Plan of Distribution” beginning on page 17 of this prospectus for additional information regarding compensation to be received by the Placement Agent.
(2)	The amount of proceeds, before expenses, to us does not give effect to any exercise of the Pre-funded Warrants.

Delivery of the shares of our common stock and Pre-funded Warrants is expected to be made on or about             , 2023.

Sole Placement Agent

Aegis Capital Corp.

The date of this prospectus is                , 2023

You should rely only on the information contained in or incorporated by reference in this prospectus and the information below under the captions “Information Incorporated By Reference” and “Where You Can Find More Information” before making an investment decision. Neither we nor the Placement Agent have authorized anyone to provide you with information different from, or in addition to, that contained in or incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. We can provide no assurance as to the reliability of any other information that others may give you. Neither we nor the Placement Agent is making an offer to sell or seeking offers to buy these securities in any jurisdiction where or to any person to whom the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover of this prospectus, and the information in any free writing prospectus that we may provide you in connection with this offering is accurate only as of the date of such free writing prospectus. Our business, financial condition, results of operations and prospects may have changed since those dates.

All common stock share and per share data, and exercise price data for applicable common stock equivalents, included in this prospectus, have been retroactively adjusted to reflect the 10% stock dividend declared by the Board of Directors to stockholders of record on October 23, 2023 and paid on October 30, 2023.

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ABOUT THIS PROSPECTUS

We incorporate by reference important information into this prospectus. You may obtain the information incorporated by reference without charge by following the instructions under “Where You Can Find More Information.” You should carefully read this prospectus as well as additional information described under “Information Incorporated By Reference,” before deciding to invest in our securities.

Neither we nor Aegis have authorized anyone to provide you with information different from or inconsistent with the information contained in or incorporated by reference in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. You should assume that the information appearing in this prospectus and the documents incorporated by reference in this prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates.

The information incorporated by reference or provided in this prospectus contains statistical data and estimates, including those relating to market size and competitive position of the markets in which we participate, that we obtained from our own internal estimates and research, as well as from industry and general publications and research, surveys and studies conducted by third parties. Industry publications, studies and surveys generally state that they have been obtained from sources believed to be reliable. While we believe our internal company research is reliable and the definitions of our market and industry are appropriate, neither this research nor these definitions have been verified by any independent source.

We further note that the representations, warranties and covenants made by us in any agreement that is filed as an exhibit to any document that is incorporated by reference into this prospectus were made solely for the benefit of the parties to such agreement, including, in some cases, for the purpose of allocating risk among the parties to such agreement, and should not be deemed to be a representation, warranty or covenant to you. Moreover, such representations, warranties or covenants were accurate only as of the date when made. Accordingly, such representations, warranties and covenants should not be relied on as accurately representing the current state of our affairs.

We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The distribution of this prospectus and the offering of our common stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our common stock and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

CYNGN Inc. and its consolidated subsidiaries are referred to herein as “Cyngn,” “the Company,” “we,” “us” and “our,” unless the context indicates otherwise.

This prospectus contains, or incorporates by reference, trademarks, tradenames, service marks and service names of CYNGN Inc. and its subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights selected information included elsewhere in or incorporated by reference in this prospectus and does not contain all the information that you should consider before investing in our securities. You should read the entire prospectus carefully, especially “Risk Factors” and the financial statements and related notes and other information incorporated by reference into this prospectus, before deciding whether to participate in the offering described in this prospectus.

Overview

We are an autonomous vehicle (“AV”) technology company that is focused on addressing industrial uses for autonomous vehicles. We believe that technological innovation is needed to enable adoption of autonomous industrial vehicles that will address the substantial industry challenges that exist today. These challenges include labor shortages, lagging technological advancements from incumbent vehicle manufacturers, and high upfront investment commitment.

According to the “Trends in Supporting and Scaling Modern Automation” report by Ricoh & ABI Research Report, historically, less than 1% of industrial vehicle equipment shipped by top manufacturers has been automated. Despite these low penetration rates, the benefits of industrial vehicle automation can produce operational efficiency gains of upwards of 50%, according to the “Industry 4.0: Reimagining manufacturing operations after COVID 19” article by McKinsey & Company. As automation proliferates, these industries will gradually shift to service-based models that will decrease upfront capital expenditures and create new revenue streams while unlocking new value in the supply chain. Our Autonomous Vehicle (“AV”) technology is uniquely positioned to capitalize upon these changes by offering a universal autonomy solution that can deliver self-driving capabilities and data insights to nearly every industrial vehicle on the market.

We integrate our full-stack autonomous driving software, DriveMod, onto vehicles manufactured by Original Equipment Manufacturers (“OEM”) either via retrofit of existing vehicles or by integration directly into vehicle assembly. We design the Enterprise Autonomy Suite (“EAS”) to be compatible with sensors and components from leading hardware technology providers and integrate our proprietary AV software to produce differentiated autonomous vehicles.

Autonomous driving has common technological building blocks that remain similar across vehicles and applications. By tapping into these building blocks, DriveMod is designed to deliver autonomy to new vehicles via streamlined hardware/software integration. This vehicle-agnostic approach enables DriveMod to expand to new vehicles and novel operational design domains (“ODD”). In short, almost every industrial vehicle, regardless of use case, can move autonomously using our technology.

Our approach accomplishes several primary value propositions:

1.	Brings autonomous capabilities to vehicles built by proven manufacturers that are already trusted by customers.

2.	Generates continual customer value by leveraging the synergistic relationship of autonomous vehicles and data.

3.	Creates consistent autonomous vehicle operation and interfaces for diverse fleets.

4.

Complements the core competencies of existing industry players by introducing leading-edge technologies like Artificial Intelligence (“AI”) and Machine Learning (“ML”), cloud/connectivity, sensor fusion, high-definition mapping, and real-time dynamic path planning and decision making.

We believe our market positioning as a technology partner to vehicle manufacturers creates a synergy with incumbent suppliers that already have established sales, distribution, and service/maintenance channels. By focusing on industrial use cases and partnering with the incumbent OEMs in these spaces, we believe we can source and execute revenue-generating opportunities more quickly.

Our long-term vision is for EAS to become a universal autonomous driving solution with minimal marginal cost for companies to adopt new vehicles and expand their autonomous fleets across new deployments. We have already deployed DriveMod software on more than ten different vehicle form factors that range from stockchasers and stand-on floor scrubbers to 14-seat shuttles and electric forklifts as part of prototypes and proof of concept projects, demonstrating the extensibility of our AV building blocks.

Our Corporate Information

The Company was originally incorporated in the State of Delaware on February 1, 2013, under the name Cyanogen, Inc. or Cyanogen. The Company started as a venture funded company with offices in Seattle and Palo Alto, aimed at commercializing CyanogenMod, direct to consumer and through collaborations with mobile phone manufacturers. CyanogenMod was an open-source operating system for mobile devices, based on the Android mobile platform.

Between 2013 and 2015, Cyanogen released multiple versions of its mobile operating system, and collaborated with an ecosystem of companies including mobile phone OEMs, content providers and leading technology partners.

In 2016 the Company’s management and board of directors, determined to pivot its product focus and commercial direction from the mobile device and telecom space to industrial and commercial autonomous driving. In May 2017, the Company changed its name to CYNGN Inc.

Our principal executive offices are located at 1015 O’Brien Dr., Menlo Park, CA 94025, and our telephone number is (650) 924-5905. We maintain our corporate website at www.cyngn.com. Information on our website does not constitute a part of, nor is it incorporated in any way, into this prospectus and should not be relied upon in connection with making an investment decision.

Recent Developments

Since its IPO in 2019, the Company has actively pursued its mission to commercialize industrial automation. The commercial release of the DriveMod Stockchaser in 2022 kicked off momentum that has led to the adoption of our autonomous vehicle technology across additional vehicle types, including the DriveMod Forklift and DriveMod Tugger. The intellectual property (IP) that powers this technology is protected by more than a dozen granted patents that span our technology stack across perception, localization, and planning systems, with a focus on flexibility and adapting to different vehicle types. Finally, key hires and OEM partnerships have supported the commercialization of our products via expanded channels that are yielding new customer deployments in a growing industrial automation market.

Customer Acquisition

In recent years, we have entered into a number of contracts with customers across multiple industries. These customers span from medium-sized logistics firms to large manufacturers.

●	In January 2022, we announced an exclusive partnership with Global Logistics and Fulfillment LLC (GLF), deploying its Enterprise Autonomy Suite (EAS) to streamline operations at GLF’s Las Vegas distribution center.

●	In November 2022, we secured a contract with U.S. Continental, Inc., a manufacturer of leather and fabric care products, to deploy DriveMod Stockchasers at their California manufacturing plant, improving efficiency and reducing operating costs.

●	In February 2023, we signed a multi-phase contract with a global heavy machinery company to integrate DriveMod autonomous vehicle technology within the mining industry, enhancing safety and productivity.

●	In July 2023 we entered into a contract with a Fortune 100 Heavy Equipment Manufacturer, deploying DriveMod Stockchasers in their North American facility to tow heavy cargo, addressing labor shortages and increasing efficiency.

●	In August 2023, the Company executed a pre-order agreement for 100 autonomous electric DriveMod Forklifts with Arauco, a prominent global building materials manufacturer

Product Development

The year 2022 was the year of the DriveMod Stockchaser, which was built in partnership with Columbia Vehicle Group. This collaboration enabled us to address the growing demand for autonomous industrial solutions and enter the market quickly.

In 2023, we expanded into two additional vehicle types: the DriveMod Forklift and the DriveMod Tugger. The partnership with BYD in the summer of 2023 led to the development of AI-powered autonomous forklifts with advanced features, spearheaded by the Arauco project. A few weeks later, we announced the DriveMod Tugger and its partnership with Motrec to continue expanding the autonomous vehicles supported on the EAS platform.

Intellectual Property Portfolio

We have been actively advancing our autonomous technology and patent portfolio. The Company has announced the issuance of new patents by the USPTO, further strengthening its leadership in the autonomous industrial sector. These patents focused on various aspects of autonomous vehicle technologies, including adaptive simulation approaches and computation acceleration systems, bringing their total U.S. patents to 16.

Strategic Team Expansion

Since its IPO, we have been diligently focused on assembling a team of highly-qualified and seasoned professionals, each contributing a wealth of experience and expertise to our vision.

●	In January 2023, Chris Wright, a seasoned Robotics Veteran with a track record of over 30 years in the industry, assumed the role of Head of Sales.

●	In April 2023, the Company welcomed Felix Singh as the Vice President of Engineering Services. Leveraging his experience gained at Brain Corp and Qualcomm, Felix Singh takes the lead in enhancing product quality, technical support scaling, and deployment process optimization.

●	On May 9, 2023, Sean Stetson, with over 25 years of experience in emerging technology commercialization, joined the Company as the VP of Engineering. Sean Stetson oversees both hardware and software development, further fueling the growth of Cyngn’s EAS.

THE OFFERING

Securities offered	Up to 24,242,424 shares of common stock or Pre-funded warrants to purchase up to an aggregate of 24,242,424 shares of common stock. We are also registering the shares of our common stock issuable upon exercise of the Pre-funded Warrants.

Pre-funded Warrants we are offering	We are also offering to those purchasers whose purchase of common stock in this offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of this offering, in lieu of purchasing common stock, Pre-funded Warrants to purchase up to an aggregate of 24,242,424 shares of our common stock. Each Pre-funded Warrant is exercisable for one share of our common stock. The purchase price of each Pre-funded Warrant is equal to the price at which a share of common stock is being sold to the public in this offering, minus $0.00001, and the exercise price of each Pre-funded Warrant is $0.00001 per share. The Pre-funded Warrants are exercisable immediately and may be exercised at any time until all of the Pre-funded Warrants are exercised in full. This offering also relates to the shares of common stock issuable upon exercise of any Pre-funded Warrants sold in this offering. For each Pre-funded Warrant that we sell, the number of shares of common stock that we are offering will be reduced on a one-for-one basis.

Common stock outstanding immediately before this offering	41,802,944

Common stock to be outstanding after this offering	66,045,368 shares of common stock.

Use of proceeds

We estimate that the net proceeds to us from this offering will be approximately $7,204,819 million, after deducting placement agent fees and commissions and estimated offering expenses.

We intend to use the net proceeds of this offering for general corporate purposes, including working capitals. See “Use of Proceeds.”

Risk factors	Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 5 of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our common stock.

Nasdaq symbol	Our common stock is listed on Nasdaq under the symbol “CYN.”

Unless otherwise indicated, all information contained in this prospectus assumes the sale of all of the shares offered hereby at an assumed public offering price of $0.33 per share and no sale of any Pre-funded Warrants. The number of shares of our common stock that are and will be outstanding immediately before and after this offering as shown above is based on 41,802,944 shares outstanding as of October 30, 2023 and gives effect to the 10% stock dividend declared by the Board of Directors to stockholders of record on October 23, 2023 and paid on October 30, 2023. The number of shares outstanding as of October 30, 2023, as used throughout this prospectus, unless otherwise indicated, excludes, as of that date:

●	15,707,588 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $1.16 per share;

●	185,448 shares of common stock issuable upon vesting of restricted stock unit awards with a weighted-average exercise price of $0.00 per share;

●	2,456,945 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan; and

●	7,236,776 shares of common stock issuable upon exercise of warrants to purchase common stock with a weighted-average exercise price of $2.82 per share.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the following risks and all of the other information contained or incorporated by reference in this prospectus before deciding whether to invest in our securities , including the risks and uncertainties described below and under the caption “Risk Factors” in our most recently filed Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the SEC, in each case as these risk factors are amended or supplemented by subsequent Annual Reports on Form 10-K or Quarterly Reports on Form 10-Q. Our business, financial condition, results of operations and future prospects may be adversely affected as a result of such risks. In such an event, the market price of our common stock could decline, and you could lose part or all of your investment.

Risks Relating to this Offering and Ownership of Our Securities

Our management has concluded that we may not be able to continue as a going concern if we are not able to raise sufficient capital.

We have incurred net losses of $17.5 million and $13.7 million for the nine months ended September 30, 2023 and 2022, respectively. For the nine months ended September 30, 2023, we had $3.5 million of cash. Based on cash flow projections from operating and financing activities and the existing balance of cash and short-term investments, management is of the opinion that the Company has insufficient funds for sustainable operations, and it may not be able to meet its payment obligations from operations and related commitments, if the Company is not able to complete raise sufficient capital or to allow the Company to continue as a going concern, for the next year. Our consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets and liabilities that may result in the Company not being able to continue as a going concern.

The Company’s ability to continue as a going concern is dependent on management’s ability to successfully execute its business plan, which includes increasing revenue while controlling operating costs and expenses to generate positive operating cash flows and obtaining funds from outside sources of financing to generate positive financing cash flows.

There can be no assurance that any such measures will be successful. We currently do not generate substantial revenue from product sales. Accordingly, we expect to rely primarily on equity and/or debt financings to fund our continued operations. Our ability to raise additional funds will depend, in part, on the success of our product development activities, and other events or conditions that may affect our value or prospects, as well as factors related to financial, economic and market conditions, many of which are beyond our control. There can be no assurances that sufficient funds will be available to us when required or on acceptable terms, if at all. Even if successful in raising new capital, we could be limited in the amount of capital we raise due to investor demand restrictions placed on the amount of capital we raise or other reasons. For example, as of the filing of prospectus, we are subject to the limitations set forth in Instruction I.B.6 of Form S-3 (the “baby shelf restrictions”). Accordingly, management has concluded that these plans do not alleviate substantial doubt about the Company’s ability to continue as a going concern.

If we are not successful in improving our liquidity position, we may be required to significantly delay, scale back, or discontinue the development or commercialization of our product candidates, pursue the sale of our company to a third party at a price that may result in a loss on investment for our stockholders, or file for bankruptcy or cease operations altogether. Any of these events could have a material adverse effect on our business, operating results and prospects.

Purchasers in the offering will suffer immediate dilution.

If you purchase securities in this offering, the value of your shares based on our net tangible book value will immediately be less than the offering price you paid. This reduction in the value of your equity is known as dilution. At the assumed public offering price of $0.33 per share, purchasers of common stock in this offering will experience immediate dilution of approximately $0.06 per share. See “Dilution.”

The Pre-funded Warrants will not be listed or quoted on any exchange.

There is no established public trading market for the Pre-funded Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-funded Warrants on any national securities exchange or other nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Pre-funded Warrants will be limited.

Except as otherwise provided in the Pre-funded Warrants, holders of Pre-funded Warrants purchased in this offering will have no rights as stockholders until such holders exercise their Pre-funded Warrants and acquire our common stock.

Except as otherwise provided in the Pre-funded Warrants, until holders of Pre-funded Warrants acquire our common stock upon exercise of the Pre-funded Warrants, holders of Pre-funded warrants will have no rights with respect to our common stock underlying such Pre-funded Warrants. Upon exercise of the Pre-funded Warrants, the holders will be entitled to exercise the rights of a holder of our common stock only as to matters for which the record date occurs after the exercise date.

The Pre-funded Warrants are speculative in nature.

The Pre-funded Warrants offered hereby do not confer any rights of ownership of our shares of common stock on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of common stock at a fixed price. Specifically, commencing on the date of issuance, holders of the Pre-funded Warrants may acquire shares of common stock issuable upon exercise of such warrants at an exercise price of $0.0001 per share of common stock. Moreover, following this offering, the market value of the Pre-funded Warrants is uncertain, and there can be no assurance that the market value of the Pre-funded Warrants will equal or exceed their public offering price.

We are not in compliance with The NASDAQ Capital Market $1.00 minimum bid price requirement and failure to maintain compliance with this standard could result in delisting and adversely affect the market price and liquidity of our common stock.

Our common stock is currently traded on The NASDAQ Capital Market under the symbol “CYN”. If we fail to meet any of the continued listing standards of The NASDAQ Capital Market, our common stock will be delisted from The NASDAQ Capital Market. These continued listing standards include specifically enumerated criteria, such as a $1.00 minimum closing bid price. On August 24, 2023, we received a letter from The NASDAQ Stock Market advising that the Company did not meet the minimum $1.00 per share bid price requirement for continued inclusion on The NASDAQ Capital Market pursuant to NASDAQ Marketplace Listing Rule 5550(a)(2). To demonstrate compliance with this requirement, the closing bid price of our common stock needs to be at least $1.00 per share for a minimum of 10 consecutive business days before February 20, 2024. In order to satisfy this requirement, the Company intends to continue actively monitoring the bid price for its common stock between now and February 20, 2024 and will consider available options to resolve the deficiency and regain compliance with the minimum bid price requirement.

While we intend to regain compliance with the minimum bid price rule, there can be no assurance that we will be able to maintain continued compliance with this rule or the other listing requirements of The NASDAQ Capital Market. If we were unable to meet these requirements, we would receive another delisting notice from the Nasdaq Capital Market for failure to comply with one or more of the continued listing requirements. If our common stock were to be delisted from The NASDAQ Capital Market, trading of our common stock most likely will be conducted in the over-the-counter market on an electronic bulletin board established for unlisted securities such as the OTC Markets or in the “pink sheets.” Such a downgrading in our listing market may limit our ability to make a market in our common stock and which may impact purchases or sales of our securities.

This is a best efforts offering; no minimum amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business.

The Placement Agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, Placement Agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth in this prospectus. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus. Thus, we may not raise the amount of capital we believe is required for our business and may need to raise additional funds, which may not be available or available on terms acceptable to us. Despite this, any proceeds from the sale of securities offered by us will be available for our immediate use, and because there is no escrow account and no minimum offering amount in this offering, investors could be in a position where they have invested in us, but we are unable to fulfill our objectives due to a lack of interest in this offering.

Our management will have broad discretion over the use of the net proceeds from this offering.

We currently intend to use the net proceeds from the sale of our securities under this offering for general corporate purposes, including working capital. We have not reserved or allocated specific amounts for any of these purposes and we cannot specify with certainty how we will use the net proceeds (see “Use of Proceeds”). Accordingly, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. We may use the net proceeds for corporate purposes that do not increase our operating results or market value.

Future sales of our common stock could lower our stock price and dilute existing stockholders.

We may, in the future, sell additional shares of common stock in subsequent public or private offerings. We cannot predict the size or terms of future issuances of our common stock or the effect, if any, that future sales and issuances of shares of our common stock will have on the market price of our common stock. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. In addition, these sales may be dilutive to existing stockholders.

We have not paid cash dividends in the past and do not expect to pay dividends in the future. Any return on investment may be limited to the value of our common stock, which may decrease in value.

We have never paid cash dividends on our common stock and do not anticipate doing so in the foreseeable future. On September 29, 2023, our Board of Directors declared a one-time special dividend of 10% on our issued and outstanding shares of our common stock to holders of record on October 23, 2023. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

All statements in this prospectus and the documents incorporated by reference that are not historical facts should be considered “Forward Looking Statements” within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Some of the forward-looking statements can be identified by the use words such as “believe,” “expect,” “may,” “estimates,” “should,” “seek,” “approximately,” “intend,” “plan,” “estimate,” “project,” “continue” or “anticipates” or similar expressions or words, or the negatives of those expressions or words. These statements may be made directly in this prospectus and they may also be incorporated by reference in this prospectus from other documents filed with the SEC, and include, but are not limited to, statements about future financial and operating results and performance, statements about our plans, objectives, expectations and intentions with respect to future operations, products and services, and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

USE OF PROCEEDS

We estimate that the net proceeds to us from this offering from the sale of the securities will be approximately $7.2 million,  after deducting the Placement Agent fees and estimated offering expenses.

We intend to use the net proceeds we receive from this offering for general corporate purposes, including working capital. Our management will have broad discretion in the application of the net proceeds.

As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds.

CAPITALIZATION

The following table sets forth our cash, as well as our capitalization, as of September 30, 2023, as follows:

●	on an actual basis; and

●	on an as adjusted basis, giving effect to the assumed sale by us of 24,242,424 shares of common stock in this offering at an assumed public offering price of $0.33 per share, after deducting the Placement Agent fees and other estimated offering expenses payable by us.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and our unaudited financial statements for the period ended September 30, 2023, and the related notes thereto, included in our quarterly report on Form 10-Q for the period ended September 30, 2023 and incorporated by reference in this prospectus.

	Actual	As Adjusted
Cash	$3,536,381	$10,741,200
Total liabilities	$1,347,681	$1,347,681
Stockholders’ equity:
Preferred stock, 10,000,000 authorized shares; $0.00001 par value: 0 shares issued and outstanding	$-	$-
Common stock, 100,000,000 authorized shares; $0.00001 par value; 35,205,748 shares issued and outstanding, actual, 59,448,172shares issued and outstanding, as adjusted	$352	$594
Additional paid-in capital	$163,386,142	$170,590,719
Accumulated deficit	$(153,183,708)	$(153,183,708)
Total stockholders’ equity	$10,202,786	$17,407,605

The number of shares to be outstanding immediately after giving effect to this offering as shown above is based on 35,205,748 shares outstanding as of September 30, 2023, and excludes, as of such date:

●	15,717,254 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $1.16 per share;

●	189,522 shares of common stock issuable upon vesting of restricted stock unit awards with a weighted-average exercise price of $0.00 per share;

●	2,447,279 shares of common stock reserved for future issuance under our 2021 Equity Incentive Plan; and

●	6,591,613 shares of common stock issuable upon exercise of warrants to purchase common stock with a weighted-average exercise price of $3.12 per share.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted immediately to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our common stock after this offering.

Our historical net tangible book value as of September 30, 2023, was $9,043,144, or $0.26 per share of common stock based on 35,205,748 shares of common stock outstanding as of September 30, 2023. Historical net tangible book value per share is calculated by subtracting our total liabilities from our total tangible assets, which is total assets less intangible assets, and dividing this amount by the number of shares of common stock outstanding as of such date.

After giving effect to the assumed sale by us of 24,242,424 shares of common stock at an assumed public offering price of $0.33 per share, and after deducting the Placement Agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2023 would have been approximately $16,272,963 or $0.27 per share of common stock. This represents an immediate increase in the net tangible book value of $0.02 per share to our existing stockholders and an immediate and substantial dilution in net tangible book value of $0.06 per share to new investors. The following table illustrates this hypothetical per share dilution:

Assumed public offering price per share	$0.33
Historical net tangible book value per share as of September 30, 2023	$0.26
Increase in net tangible book value, as adjusted, per share attributable to this offering	$0.02
As adjusted net tangible book value per share as of September 30, 2023, after giving effect to this offering	$0.27
Dilution per share to new investors purchasing shares in this offering	$0.06

The information discussed above is illustrative only and will adjust based on the actual public offering price, the actual number of securities sold in this offering and other terms of this offering determined at pricing.

DESCRIPTION OF CAPITAL STOCK

We are authorized to issue up to 200,000,000 shares of common stock, par value $0.00001 per share, and 10,000,000 shares of preferred stock, par value $0.00001 per share.

The following is a summary of the material terms of our capital stock and certain provisions of our certificate of incorporation and bylaws. Since the terms of our certificate of incorporation and bylaws, and Delaware law, are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and Delaware law. If you would like to read those documents, they are on file with the SEC, as described under the heading “Where You Can Find More Information” below. The summary below is also qualified by provisions of applicable law.

Common Stock

Our certificate of incorporation, as amended and restated (“Certificate of Incorporation”) authorize us to issue up to 100,000,000 shares of common stock, $0.00001 par value. Each holder of our common stock is entitled to one (1) vote for each share held of record on all voting matters we present for a vote of stockholders, including the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to our common stock. All shares of our common stock are entitled to share equally in dividends from sources legally available when, and if, declared by our Board of Directors.

Our Board of Directors is authorized to issue additional shares of common stock not to exceed the amount authorized by the Certificate of Incorporation, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action.

In the event of our liquidation or dissolution, all shares of our common stock are entitled to share equally in our assets available for distribution to stockholders. However, the rights, preferences and privileges of the holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of preferred stock that have been issued or shares of preferred stock that our Board of Directors may decide to issue in the future.

Pre-funded Warrants to be issued in this offering

The following summary of certain terms and conditions of the Pre-funded Warrants is not complete and is subject to, and qualified in its entirety by, the provisions of Pre-funded Warrant, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-funded Warrant for a complete description of the terms and conditions of the Pre-funded Warrants.

General

The term “pre-funded” refers to the fact that the purchase price of the Pre-funded Warrants in this offering includes almost the entire exercise price that will be paid under the Pre-funded Warrants, except for a nominal remaining exercise price of $0.00001. The purpose of the Pre-funded Warrants is to enable investors that may have restrictions on their ability to beneficially own more than 4.99% (or, at the election of the holder, 9.99%) of our outstanding common stock following the consummation of this offering the opportunity to invest capital into the Company without triggering their ownership restrictions, by receiving Pre-funded Warrants in lieu of shares of our common stock which would result in such ownership of more than 4.99% (or, at the election of the holder, 9.99%), and receiving the ability to exercise their option to purchase the shares underlying the Pre-funded Warrants at a nominal price at a later date.

Form

The Pre-funded Warrants will be issued as individual warrant agreements to the investors. You should review the form of Pre-funded Warrant, filed as an exhibit to the registration statement of which this prospectus forms a part, for a complete description of the terms and conditions applicable to the Pre-funded Warrants.

Exercisability

The Pre-funded Warrants are exercisable at any time after their original issuance. The Pre-funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full in immediately available funds for the number of shares of our common stock purchased upon such exercise (except in the case of a cashless exercise as described below). A holder (together with its affiliates) may not exercise any portion of the Pre-funded Warrant to the extent that the holder would own more than 4.99% (or, at the election of the holder, 9.99%) of the outstanding common stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Pre-funded Warrants up to 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-funded Warrants.

Duration and Exercise Price

The exercise price per whole share of our common stock purchasable upon the exercise of the Pre-funded Warrants is $0.00001 per share of common stock. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-funded Warrants are exercised in full.

Cashless Exercise

If, at any time after the issuance of the Pre-funded Warrants, the holder exercises its pre-funded warrants and a registration statement registering the issuance of the shares of common stock underlying the Pre-funded Warrants under the Securities Act is not then effective or available (or a prospectus is not available for the resale of shares of common stock underlying the Pre-funded Warrants), then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder shall instead receive upon such exercise (either in whole or in part) only the net number of shares of common stock determined according to a formula set forth in the Pre-funded Warrants. Notwithstanding anything to the contrary, in the event we do not have or maintain an effective registration statement, there are no circumstances that would require us to make any cash payments or net cash settle the Pre-funded Warrants to the holders.

Transferability

Subject to applicable laws, the Pre-funded Warrants may be offered for sale, sold, transferred or assigned at the option of the holder upon surrender of the Pre-funded Warrants to us together with the appropriate instruments of transfer.

Exchange Listing

There is no established trading market for the Pre-funded Warrants and we do not plan on applying to list the Pre-funded Warrants on The Nasdaq Capital Market any other national securities exchange or any other nationally recognized trading system.

Fundamental Transactions

If, at any time while the Pre-funded Warrants are outstanding, (1) we consolidate or merge with or into another corporation whether or not the Company is the surviving corporation, (2) we sell, lease, license, assign, transfer, convey or otherwise dispose of all or substantially all of our assets, or any of our significant subsidiaries, (3) any purchase offer, tender offer or exchange offer (whether by us or another individual or entity) is completed pursuant to which holders of our common stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of our common stock, (4) we consummate a securities purchase agreement or other business combination with another person or entity whereby such other person or entity acquires more than 50% of our outstanding common stock, or (5) we effect any reclassification or recapitalization of our common stock or any compulsory exchange pursuant to which our common stock is converted into or exchanged for other securities, cash or property, or each, a “Fundamental Transaction,” then upon any subsequent exercise of pre-funded warrants, the holders thereof will have the right to receive the same amount and kind of securities, cash or property as they would have been entitled to receive upon the occurrence of such Fundamental Transaction if they had been, immediately prior to such Fundamental Transaction, the holder of the number of shares of common stock then issuable upon exercise of those pre-funded warrants, and any additional consideration payable as part of the Fundamental Transaction.

Rights as a Stockholder

Except by virtue of such holder’s ownership of shares of our common stock or as otherwise set forth in the Pre-funded Warrants, the holder of a Pre-funded Warrant does not have the rights or privileges of a holder of our common stock, including any voting rights, until the holder exercises the Pre-funded Warrant.

Preferred Stock

Our Certificate of Incorporation authorize us to issue up to 10,000,000 shares of preferred stock, $0.00001 par value. Our Board of Directors is authorized, without further action by the stockholders, to issue shares of preferred stock and to fix the designations, number, rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and sinking fund terms. We believe that the Board of Directors’ power to set the terms of, and our ability to issue preferred stock, will provide flexibility in connection with possible financing or acquisition transactions in the future. The issuance of preferred stock, however, could adversely affect the voting power of holders of common stock and decrease the amount of any liquidation distribution to such holders. The presence of outstanding preferred stock could also have the effect of delaying, deterring, or preventing a change in control of our Company.

Outstanding Warrants

As of October 30, 2023, we had 7,236,776 outstanding warrants with a weighted average exercise price of $2.82 per share, with a weighted average remaining life of 5 years.

Outstanding Options

As of October 30, 2023, we have 15,707,588 outstanding options with a weighted average exercise price of $1.16 per share, with a weighted average remaining contractual life of 7.2 years.

Restricted Stock Units (RSU)

As of October 30, 2023, we have 185,488 outstanding RSU’s with a weighted average exercise price of $0.00 per share.

Registration Rights

We are parties to that certain second amended and restated investors’ rights agreement dated December 24, 2014. At any time after the 180 days following the effectiveness of the registration statement in connection with our initial public offering, the holders of registrable securities, as described in the second amended and restated investors’ rights agreement are entitled to rights with respect to the registration of their shares under the Securities Act. These rights are provided under the terms of the second amended and restated investors’ rights agreement, and include demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered, except for certain expense of counsel which shall be borne by the Company.

At any time after the 180 days following the effectiveness of the registration statement in connection with our initial public offering, the holders of at least a majority of the registrable securities then outstanding, may make a written request that we register all or a portion of such registrable securities, subject to certain specified conditions and exceptions. Such request for registration must cover at least 40% of the registrable securities then outstanding.

At any time we are eligible to file a registration statement on Form S-3 the holders of at least 30% of the registrable securities then outstanding may make a written request that we that we prepare and file a registration statement on Form S-3 under the Securities Act with respect to registrable securities of such holders having an anticipated aggregate offering price, net of selling expenses, of at least $10 million, the Company, subject to certain specified conditions and exceptions.

If we propose to register any of our securities under the Securities Act in connection with the public offering of such securities solely for cash, the holders of our registrable securities, subject to certain exceptions, be entitled to include their shares in our registration statement. These registration rights are subject to specified conditions and limitations, including, but not limited to, the right of the underwriters to limit the number of shares included in any such offering under certain circumstances, but not below 30% of the total amount of securities included in such offering.

Our second amended and restated investors’ rights agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

The registration rights granted under the second amended and restated investor rights agreement will terminate on the earlier of the closing of a deemed liquidation event as defined in our second amended and restated certificate of incorporation, such time as Rule 144 is available for the sale of all of the holders’ shares without limitation during a three-month period and the fifth anniversary of the completion of this offering.

On May 31, 2023, we filed a registration statement on Form S-3 which included an aggregate of 7,721,781 shares of our common stock held by the parties to the second amended and restated investor rights agreement.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaw Provisions

Our amended and restated certificate of incorporation and our amended and restated bylaws will include a number of provisions that may have the effect of deterring hostile takeovers or delaying or preventing changes in control of our management team, including the following:

Classified Board. Our fifth amended and restated certificate of incorporation and amended and restated bylaws provide that our board of directors will be classified into three classes of directors, each of which will hold office for a three-year term. In addition, directors may only be removed from the board of directors for cause and only by the approval of two-thirds of the combined vote of our then outstanding shares of common stock. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.

Supermajority Approvals. Our amended and restated bylaws require the approval of two-thirds of the combined vote of our then-outstanding shares of our common stock to amend our bylaws. This will have the effect of making it more difficult to amend our amended and restated bylaws to remove or modify certain provisions.

Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at any meeting of stockholders. Our amended and restated bylaws will also specify certain requirements regarding the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our meetings of stockholders.

Issuance of Undesignated Preferred Stock. Our board of directors has the authority, without further action by the holders of our common stock, to issue up to 10,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by the board of directors. The existence of authorized but unissued shares of preferred stock will enable our board of directors to render more difficult or discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or otherwise.

Issuance of Unissued Stock. Our shares of unissued common stock are available for future issuance without stockholder approval, subject to certain protections afforded to our preferred stock pursuant to our certificate of incorporation, as amended and restated. We may utilize these additional shares for a variety of corporate purposes, including future public offerings to raise additional capital, to facilitate corporate acquisitions, payment as a dividend on the capital stock or as equity compensation to our service providers under our equity compensation plans. The existence of unissued and unreserved common stock may enable our board of directors to issue shares to persons friendly to current management thereby protecting the continuity of our management. Also, if we issue additional shares of our authorized, but unissued, common stock, these issuances will dilute the voting power and distribution rights of our existing common stockholders.

Delaware Law

We are governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

●	the business combination or transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;

●	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.

Choice of Forum

Our amended and restated certificate of incorporation provide that unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the exclusive forum for any derivative action or proceeding brought on our behalf; any action asserting a breach of fiduciary duty by any of our directors, officers or other employees to us or our stockholders; any action asserting a claim against the Company, our directors or officer or employees directors arising pursuant to any provision of the DGCL, our amended and restated certificate of incorporation or amended and restated bylaws or any other action asserting a claim against us our directors or officers or employees that is governed by the internal affairs doctrine. This choice of forum provision does not apply to actions brought to enforce a duty or liability created by the Exchange Act or any other claim for which federal courts have exclusive jurisdiction.

Furthermore, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. We intend for this provision to apply to any complaints asserting a cause of action under the Securities Act despite the fact that Section 22 of the Securities Act creates concurrent jurisdiction for the federal and state courts over all actions brought to enforce any duty or liability created by the Securities Act or the rules and regulations promulgated thereunder. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that a court could find these types of provisions in our certificate of incorporation to be inapplicable or unenforceable.

Limitations of Liability and Indemnification

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors.

Our bylaws, as amended, provide that we will indemnify our directors and officers to the fullest extent permitted by law, and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

Our bylaws, as amended, subject to the provisions of the DGCL, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he or she reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company. Its fax number is (801) 274-1099. Investors may reach our transfer agent at info@actionstocktransfer.com.

PLAN OF DISTRIBUTION

Aegis has agreed to act as our exclusive placement agent in connection with this offering subject to the terms and conditions of the placement agent agreement dated        , 2023. The Placement Agent is not purchasing or selling any of the securities offered by this prospectus, nor is it required to arrange the purchase or sale of any specific number or dollar amount of securities, but has agreed to use its reasonable best efforts to arrange for the sale of all of the securities offered hereby. Therefore, we may not sell the entire amount of securities offered pursuant to this prospectus. Investors shall rely solely on this prospectus in connection with the purchase of our securities in this offering.

We will deliver the securities being issued to the investors upon receipt of such investor’s funds for the purchase of the securities offered pursuant to this prospectus. We expect to deliver the securities being offered pursuant to this prospectus on or about           , 2023.

We have agreed to indemnify the Placement Agent and specified other persons against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the Placement Agent may be required to make in respect thereof.

Fees and Expenses

We have engaged Aegis as our exclusive placement agent in connection with this offering. This offering is being conducted on a “best efforts” basis and the Placement Agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of securities. We have agreed to pay the Placement Agent a fee based on the aggregate proceeds as set forth in the table below:

	Per Share	Per Pre- Funded Warrant	Total
Public offering price	$0.33		$
Placement Agent Fees(1)	$0.02		$
Proceeds to us, before expenses(2)	$0.31		$

(1)	We have agreed to pay the Placement Agent a cash placement commission equal to 7.0% of the aggregate proceeds from the sale of the shares of common stock and the Pre-funded Warrants sold in this offering.
(2)	The amount of proceeds, before expenses, to us does not give effect to any exercise of the Pre-funded Warrants.

We have agreed to pay up to $50,000 of the Placement Agent’s accountable expenses relating to the offering, including for road show, diligence, and legal expenses. We estimate the total expenses payable by us for this offering, excluding the Placement Agent fees and expenses, will be approximately $[   ].

The Placement Agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act, and any commissions received by it and any profit realized on the resale of the shares sold by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. As an underwriter, the Placement Agent would be required to comply with the requirements of the Securities Act and the Exchange Act, including, without limitation, Rule 415(a)(4) under the Securities Act and Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of shares by the Placement Agent acting as principal. Under these rules and regulations, the Placement Agent:

●	may not engage in any stabilization activity in connection with our securities; and

●	may not bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until it has completed its participation in the distribution.

Listing

Our common stock is listed on The Nasdaq Capital Market under the trading symbol “CYN.” We do not plan to list the Pre-funded Warrants on the Nasdaq Capital Market or any other securities exchange or trading market.

Lock-Up Agreements

Pursuant to “lock-up” agreements, our executive officers and directors have agreed, subject to limited exceptions, not to directly or indirectly offer to sell, sell, pledge or otherwise transfer or dispose of any of shares of (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of) our common stock, enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of shares of our common stock, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any shares of common stock or securities convertible into or exercisable or exchangeable for common stock or any of our other securities or publicly disclose the intention to do any of the foregoing, subject to customary exceptions, for a period of sixty (60) days from the closing date of this offering. The lock-up shall not apply to transactions under any Rule 10b5-1 sales plan by the Company’s officers and directors in place prior to the closing date of this offering.

Securities Issuance Standstill

In addition, we have agreed that for a period of sixty (60) days from the closing date of the offering, without the prior written consent of the Placement Agent, we will not (a) offer, sell, issue, or otherwise transfer or dispose of, directly or indirectly, any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; (b) file or caused to be filed any registration statement with the Securities and Exchange Commission relating to the offering of any equity of the Company or any securities convertible into or exercisable or exchangeable for equity of the Company; or (c) enter into any agreement or announce the intention to effect any of the actions described in subsections (a) or (b) hereof (all of such matters, the “Standstill”). So long as none of such equity securities shall be saleable in the public market until the expiration of the sixty (60) day period described above, the following matters shall not be prohibited by the Standstill: (i) the adoption of an equity incentive plan and the grant of awards or equity pursuant to any equity incentive plan, and the filing of a registration statement on Form S-8; and (ii) the issuance of equity securities in connection with an acquisition or a strategic relationship, which may include the sale of equity securities. The Standstill shall not apply to the sale of common stock under the ATM Sales Agreement by and between the Company and Virtu Americas LLC, dated May 31, 2023.

Determination of Offering Price

The public offering price of the securities we are offering was negotiated between us and the investors, in consultation with the Placement Agent based on the trading of our common stock prior to the offering, among other things. Other factors considered in determining the public offering price of the securities we are offering include our history and prospects, the stage of development of our business, our business plans for the future and the extent to which they have been implemented, an assessment of our management, general conditions of the securities markets at the time of the offering and such other factors as were deemed relevant.

Discretionary Accounts

The Placement Agent does not intend to confirm sales of the securities offered hereby to any accounts over which it has discretionary authority.

Passive Market Making

In connection with this offering, the Placement Agent may engage in passive market making transactions in our common stock on the Nasdaq Stock Market in accordance with Rule 103 of Regulation M promulgated under the Exchange Act during a period before the commencement of offers or sales of shares of our common stock and extending through the completion of the distribution.

Indemnification

We have agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act, and liabilities arising from breaches of representations and warranties contained in the placement agency agreement, or to contribute to payments that the placement agent may be required to make in respect of those liabilities.

Electronic Distribution

This prospectus may be made available in electronic format on websites or through other online services maintained by the Placement Agent or by an affiliate. Other than this prospectus, the information on the Placement Agent’s website and any information contained in any other website maintained by the Placement Agent is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the Placement Agent, and should not be relied upon by investors.

Transfer Agent and Registrar

Continental Stock Transfer & Trust Company serves as the transfer agent and registrar for our common stock.

Other Activities and Relationships

The Placement Agent and certain of its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The Placement Agent and certain of its affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for us and our affiliates, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the Placement Agent and certain of its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments issued by us and our affiliates. If the Placement Agent or its affiliates have a lending relationship with us, they routinely hedge their credit exposure to us consistent with their customary risk management policies. The Placement Agent and its affiliates may hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the common stock offered hereby. Any such short positions could adversely affect future trading prices of the common stock offered hereby. The Placement Agent and certain of its affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

The foregoing does not purport to be a complete statement of the terms and conditions of the placement agent agreement, copies of which are attached to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.”

LEGAL MATTERS

We are being represented by Sichenzia Ross Ference Carmel LLP, New York, New York, with respect to certain legal matters as to United States federal securities and New York state law. The enforceability of the Pre-funded Warrants will be passed upon for us by Sichenzia Ross Ference Carmel LLP, New York, New York. The Placement Agent is being represented by Kaufman & Canoles, P.C, Richmond, VA in connection with this offering.

EXPERTS

The consolidated balance sheets of the Company as of December 31, 2022 and 2021, the related consolidated statements of operations, stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2022 and the related notes, have been audited by Marcum LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with them. Incorporation by reference allows us to disclose important information to you by referring you to those other documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We filed a registration statement on Form S-1 under the Securities Act with the SEC with respect to the securities being offered pursuant to this prospectus. This prospectus omits certain information contained in the registration statement, as permitted by the SEC. You should refer to the registration statement, including the exhibits and schedules attached to the registration statement and the information incorporated by reference, for further information about us and the securities being offered pursuant to this prospectus. Statements in this prospectus regarding the provisions of certain documents filed with, or incorporated by reference in, the registration statement are not necessarily complete, and each statement is qualified in all respects by that reference. Copies of all or any part of the registration statement, including the documents incorporated by reference or the exhibits, may be obtained upon payment of the prescribed rates at the offices of the SEC listed below in “Where You Can Find More Information.” The documents we are incorporating by reference into this prospectus are:

●	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the SEC on March 17, 2023;

●	Our Current Reports on Form 8-K and 8-K/A filed on March 29, 2023, May 31, 2023, August 25, 2023, October 2, 2023, and October 26, 2023;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed on May 11, 2023;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2023, filed on August 10, 2023;

●	Our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2023, filed on November 9, 2023;

●	Our definitive proxy statement on Schedule 14A filed on October 3, 2023; and

●	The description of our common stock contained in our Registration Statement on Form 8-A, registering our common stock under Section 12(b) under the Exchange Act, filed with the SEC on October 19, 2021.

All documents subsequently filed by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) prior to the termination or completion of the offering made pursuant to this prospectus are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: Cyngn Inc., Attention: Corporate Secretary, 1015 O’Brien Dr., Menlo Park, CA 94025, phone number (650) 924-5905.

All documents subsequently filed by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) prior to the termination or completion of the offering made pursuant to this prospectus are also incorporated herein by reference and will automatically update and supersede information contained or incorporated by reference in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities offered hereby. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed therewith. For further information about us and our securities offered hereby, we refer you to the registration statement and the exhibits and schedules filed therewith. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address is http://www.sec.gov.

We are subject to the reporting requirements of the Exchange Act, and file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website. We also maintain a website at http://www.cyngn.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning us at: 1015 O’Brien Dr., Menlo Park, CA 94025, phone number (650) 924-5905.

Prospectus

  Up to 24,242,424 shares of Common Stock

Pre-funded Warrants to Purchase up to 24,242,424 Shares of Common Stock

Up to 24,242,424 shares of Common Stock underlying the Pre-funded Warrants

Sole Placement Agent

AEGIS CAPITAL CORP.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses, other than the Placement Agent fees, expected to be incurred by us in connection with the sale of the common stock being registered. All amounts shown are estimates except for the SEC registration fee.

Amount Paid or to be Paid
SEC registration fee	$1,181
Legal fees and expenses	$200,000
Accounting fees and expenses	$19,000
Miscellaneous fees and expenses	$15,000
Total	$235,181

Item 14. Indemnification of Directors and Officers

Indemnification Agreements

On October 29, 2021, the Board of Directors entered into indemnification agreements with each of its directors and executive officers (the “D&O Indemnification Agreements”). The D&O Indemnification Agreements provide that the Corporation will indemnify each of its directors, executive officers, and such other key employees against any and all expenses incurred by that director or executive officer because of his or her status as one of the Corporation’s directors or executive officers, to the fullest extent permitted by Delaware law and the Corporation’s amended and restated certificate of incorporation. In addition, the D&O Indemnification Agreements provide that, to the fullest extent permitted by Delaware law, the Corporation will advance all expenses incurred by its directors, executive officers, and other key employees in connection with a legal proceeding involving his or her status as a director, executive officer, or key employee.

Limitation of Liability and Indemnification of Officers and Directors

Our certificate of incorporation, as amended and restated, limits the liability of directors to the maximum extent permitted by Delaware General Corporation Law (the “DGCL”). The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors.

Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and may indemnify employees and other agents. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

Our bylaws, subject to the provisions of the DGCL contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he or she reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 as amended, or the Securities Act, may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The limitation of liability and indemnification provisions in our bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Item 15. Recent Sales of Unregistered Securities

In the three years preceding the filing of this registration statement, the Registrant has sold the following securities that were not registered under the Securities Act:

On April 28, 2022 pursuant to a securities purchase agreement with several institutional and accredited investors we sold an aggregate of (i) 3,790,322 shares of common stock, (ii) pre-funded warrants to purchase up to an aggregate of 2,661,291 shares of common stock, and (iii) warrants to purchase up to an aggregate of 6,451,613 shares of common stock for gross proceeds to the Company of approximately $20,000,000. The combined purchase price for one share of common stock and a warrant to purchase one share of common stock was $3.10 and the combined purchase price for one pre-funded warrant to purchase one share of common stock and a warrant to purchase one share of common stock was $3.099.

In connection with the foregoing, we relied upon the exemption from registration provided by Section 4(a)(2) under the Securities Act of 1933, as amended, for transactions not involving a public offering.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

Exhibit Number	Description
3.1	Fourth Amended and Restated Certificate of Incorporation of Registrant incorporated by reference to Exhibit 3.1 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
3.2	Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Registrant incorporated by reference to Exhibit 3.2 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
3.3	Second Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Registrant incorporated by reference to Exhibit 3.3 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
3.4	Third Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Registrant incorporated by reference to Exhibit 3.4 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
3.5	Fourth Certificate of Amendment to the Fourth Amended and Restated Certificate of Incorporation of Registrant incorporated by reference to Exhibit 3.5 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
3.6	Fifth Amended and Restated Certificate of Incorporation of Registrant incorporated by reference to Exhibit 3.6 to the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 19, 2021.
3.7	Amended and Restated Bylaws of Registrant, incorporated by reference to Exhibit 3.8 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
4.1	Description of Registrant’s Securities (filed as Exhibit 4.1 to the Company’s Annual Report on Form 10-K for year ended December 31, 2021)
5.1*	Opinion of Sichenzia Ross Ference Carmel LLP
10.1	Offer Letter between the Company and Ben Landen dated as of September 18, 2019 incorporated by reference to Exhibit 10.2 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
10.2	Offer Letter between the Company and Donald Alvarez dated as of May 28, 2021 incorporated by reference to Exhibit 10.3 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
10.3	2013 Equity Incentive Plan incorporated by reference to Exhibit 10.4 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
10.4	2021 Incentive Plan incorporated by reference to Exhibit 10.5 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
10.5	Second Amended and Restated Investors’ Rights Agreement dated as of December 24, 2014 incorporated by reference to Exhibit 10.6 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
10.6	Form of Indemnification Agreement to be entered into with the Registrant and each of its officers and directors incorporated by reference to Exhibit 10.7 to the Company’s Amendment to the Registration Statement on Form S-1 (No. 333-259278) filed with the SEC on October 15, 2021.
10.7	Employment Agreement by and between Cyngn Inc. and Lior Tal dated as of January 1, 2022 incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 6, 2022.
10.8	Engagement Letter dated April 27, 2022 incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2022.
10.9	Form of Securities Purchase Agreement incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2022.
10.10	Form of Warrant incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2022.
10.11	Form of Registration Rights Agreement incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2022.
10.12	Form of Pre-Funded Warrants incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed with the SEC on April 29, 2022.
10.13	ATM Sales Agreement by and between the Company and Virtu Americas LLC, date May 31, 2023 incorporated by reference to Exhibit 1.2 to the Company’s Registration Statement on Form S-3 filed with the SEC on May 31, 2023.
10.14*	Form of Placement Agent Agreement between the Company and Aegis Capital Corp.
10.15*	Form of Pre-funded Warrant
21.1	List of Subsidiaries of the Registrant incorporated by reference to Exhibit 21.1 to the Company’s Annual Report on Form 10-K filed with the SEC on March 17, 2023.
23.1*	Consent of Marcum LLP
23.2*	Consent of Sichenzia Ross Ference LLP (included in Exhibit 5.1)
24.1*	Power of Attorney (included on the signature page)
107*	Filing Fee Table

*	Filed herewith

(b) Financial statement schedules

Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned registrant hereby undertakes that:

1.	For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.	For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on November 13, 2023.

CYNGN INC.

By:	/s/ Lior Tal
Name:	Lior Tal
Title:	Chief Executive Officer
(Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Lior Tal	Chief Executive Officer, Chairman and Director	November 13, 2023
Lior Tal

/s/ Donald Alvarez	Chief Financial Officer and Director	November 13, 2023
Donald Alvarez

/s/ Karen Macleod	Director	November 13, 2023
Karen Macleod

/s/ Colleen Cunningham	Director	November 13, 2023
Colleen Cunningham

/s/ James McDonnell	Director	November 13, 2023
James McDonnell